ZA GROUP, INC.

SERIES H CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series H Convertible Preferred Stock (the “Series H Preferred Stock”), and the number of shares so designated and authorized shall be five hundred thousand (500,000). Each share of Series H Preferred Stock shall have a par value of $0.0001 per share.

Section 2. Dividends.

Initially, there will be no dividends due or payable on the Series H Preferred Stock.  Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Certificate of Incorporation.  Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

Section 3. Voting Rights; Negative Covenants.

Except as required by law or as otherwise set forth in this Certificate of Designation, no holder of the Series H Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote. So long as any shares of Series H Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders representing a majority of the then-outstanding shares of Series H Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series H Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series H Preferred Stock, (d) increase the authorized or designated number of shares of Series H Preferred Stock, (e) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series H Preferred Stock shall be entitled to receive, on parity with the holder of Common Stock, assets of the Corporation available for distribution to the holders of capital stock of the Corporation, on an as-converted basis.  The Series H Preferred Holders shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series H Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)Conversion at Option of Holder. Subject to the provisions of Section 5(b), below, each share of Series H Preferred Stock is convertible, at the option of the holder, at any time, and from time to time, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to, and based on, the Series H Conversion Price. The “Series H Conversion Price” shall be the lesser of: i) $10.00 per share; or ii) Fair Market Value as of the Conversion Date. “Fair Market Value” shall mean as of any date of determination, 50% of the lowest closing price of a share of Common Stock on the principal exchange or market on which such shares are then trading for the 10 trading days immediately preceding such date.  As an example, suppose Investor X purchases 10,000 Series H Preferred Shares at $10.00 per share (for a total purchase price and value of $100,000) and the applicable lowest trading price of the Company’s common shares on the conversion date is $0.004 per share, the Fair Market Value would be $.002, calculated by multiplying 50% by $0.004. Investor X would be entitled to receive 50,000,000 common shares on full conversion of the original Series D Preferred investment, calculated by dividing the original investment value of $100,000 by the Fair Market Value ($.002) against.

(b)Beneficial Ownership Limitation. The Company shall not affect any conversion of the Series H Preferred Stock, and a Holder shall not have the right to convert any portion of the Series H Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined herein). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock with respect to which such determination is being made plus any and all Common Stock otherwise by the Holder derived from a derivative paid or otherwise acquired by the Holder, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series H Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series H Preferred Stock or any other convertible securities of the Company) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series H Preferred Stock held by the applicable Holder. A Holder, upon not less than sixty- five (65) days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this sub-section applicable to its Series H Preferred Stock and the provisions of this sub-section shall continue to apply. Any such increase will not be effective until the sixty-sixth (66th) day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this sub-section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Series H Preferred Stock.

(c)The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series H Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series H Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series H Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(d)Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series H Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series H Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(e)The issuance of certificates for shares of Common Stock on conversion of Series H Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series H Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f)Shares of Series H Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(g)Any and all notices or other communications or deliveries to be provided by the Holders of the Series H Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series H Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.